Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 27, 2023

Acumen Pharmaceuticals, Inc.

427 Park St.

Charlottesville, VA

Re: Registration Statement on Form S-3 (File No. 333-266004)

Ladies and Gentlemen:

We have acted as counsel to Acumen Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its entry into the Sales Agreement, dated as of July 1, 2022, by and among the Company, BofA Securities, Inc. and Stifel, Nicolaus & Company, Incorporated, as amended by Amendment No. 1 to the Sales Agreement, dated as of April 27, 2023, by and among the Company, BofA Securities, Inc., Stifel, Nicolaus & Company, Incorporated and BTIG, LLC (as amended, the “Agreement”), pursuant to which the Company may issue and sell up to $50,000,000 of shares (the “Shares”) of the common stock, $0.0001 par value (the “Common Stock”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and sold in accordance with the terms of the Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP